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                                                               December 29, 1997









Computational Systems Incorporated
835 Innovation Drive
Knoxville, TN  37932
Attn:  Board of Directors

Emerson Electric Co.
8000 W. Florissant Avenue
St. Louis, MO  63136
Attn:  Board of Directors

Dear Sirs:

         In response to your request, we are furnishing you with our opinion, as of December 29, 1997, as to the federal income tax consequences of the proposed merger (the "Merger") of Emersub LVII, Inc. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Emerson Electric Co. ("Parent"), a Missouri corporation, with and into Computational Systems, Incorporated (the "Company"), a Tennessee corporation, pursuant to the statutory merger laws of the State of Delaware. For purposes of this opinion, we have relied upon, and assumed the completeness, truth and accuracy of, the information contained in the Agreement and Plan of Merger dated as of October 17, 1997, with attachments thereto, and the Proxy Statement/ Prospectus dated November 24, 1997 ("Prospectus"), without having independently confirmed the accuracy thereof. The terms defined in such documents have the same meaning where referenced in this opinion. In addition, we have relied upon the letters dated as of December 29, 1997, containing representations of Parent and the Company, and have assumed, in connection therewith, that any such representations that are qualified by reference to the knowledge of the representor (e.g., a representation that a statement is true "to the knowledge of" management) are true without such qualification.

         Based upon the foregoing, and provided that the facts, assumptions, and representations referenced above set forth the facts relating to the Merger fully and accurately as of the date hereof, we are of the opinion that the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code, and that Parent, Sub, and the Company will each be "a party to the reorganization" within the meaning of section 368(b) of the Code.





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         This opinion relates solely to the federal income tax consequences of the Merger discussed herein, and no opinion is expressed as to the consequences under any foreign, state or local tax law. Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon the currently applicable provisions of the Code, regulations thereunder, current published positions of the Internal Revenue Service and judicial authorities published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions entered into prior to the date of such change. No assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.

         This opinion is intended for the sole benefit of Parent, Sub, and the Company, and is not to be relied upon by any other person without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement No. 333-40871 on Form S-4 ("Registration Statement") filed by Parent to effect registration of shares of common stock, $.50 par value per share, of Parent under the Securities Act of 1933, and to the reference to us under the caption "Legal Matters" in the Prospectus filed as part of the Registration Statement.




                                   Very truly yours,

                                   /s/ Jones, Day, Reavis & Pogue